IN THE UNITED STATES BANKRUPTCY COURT
	FOR THE SOUTHERN DISTRICT OF TEXAS
	HOUSTON DIVISION

IN RE:	'
	'
STAGE STORES, INC.,	'CASE NO. 0035078-H2-11
A Delaware Corporation,	'

SPECIALTY RETAILERS, INC.	'CASE NO. 0035079-H2-11
A Texas Corporation, and	'
SPECIALTY RETAILERS, INC. (NV),	'CASE NO. 0035080-H211
A Nevada Corporation,	'Chapter 11
(Jointly Administered Under Case
Debtors and Debtors in Possession. '	 No. 0035078-H2-11)

MODIFICATIONS TO THIRD AMENDED
PLAN OF REORGANIZATION OF STAGE STORES, INC.,
SPECIALTY
RETAILERS, INC. AND SPECIALTY RETAILERS, INC.
(NV), AS MODIFIED

TO THE HONORABLE UNITED STATES BANKRUPTCY
JUDGE:
COMES NOW, Stage Stores, Inc., Specialty Retailers, Inc., and Specialty Retailers, Inc. (NV), (collectively, the "Debtors"), and hereby files its Modifications to Third Amended Plan of Reorganization of Stage Stores, Inc., Specialty Retailers, Inc. and Specialty Retailers, Inc. (NV), as Modified and respectfully represent as follows:
	Background

1. On June 1, 2000 (the "Petition Date"), the
Debtors commenced cases under chapter 11 of title 11 of the
United States Code (the "Bankruptcy Code").   The Debtors'
chapter 11 cases are being jointly administered.   The
Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.
2. On June 9, 2000, the Office of the United
States Trustee appointed the Official Committee of
Unsecured Creditors of the Debtors (the "Committee").
3. The Debtors are among the largest retailers in the United States bringing nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities. During the fiscal year that ended on January 29, 2000, the Debtors operated
648 retail stores in 33 states, generated over $1,121,600,000.00 in annual revenue and employed over 14,680 employees.
4. On June 6, 2001, the Debtors filed their Third
Amended Plan of Reorganization of Stage Stores, Inc.,
Specialty Retailers, Inc. and Specialty Retailers, Inc. (NV), as Modified (the "Plan"). After this Court approved the Debtors' Amended and Restated Disclosure Statement Under
11 U.S.C. ' 1125 in Support of Third Amended Plan of Reorganization of Stage Stores, Inc., Specialty Retailers, Inc. and Specialty Retailers, Inc. (NV), as Modified, the Debtors solicited the Plan to all interested creditors.
	Jurisdiction and Venue
5. This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. '' 157 and 1334.
Consideration of this action is a core proceeding pursuant to 28 U.S.C. ' 157(b). Venue is proper before this Court pursuant to 28 U.S.C. '' 1408 and 1409.
Relief Requested

6. Pursuant to 11 U.S.C. ' 1127, the Debtors
wish to modify the Plan, as set forth herein. Because the modifications do not materially affect the rights of creditors, the Debtors request that this Court not require the Debtors to re-solicit the Plan, as modified.
7. The Debtors hereby make the following
revisions to the Plan:
a)  	Section I.A shall be modified as follows:
A. . .
87.	"Reserved Shares" means 17,022,857 shares of New
Common Stock to be placed in the Unsecured Claims Reserve for distribution to holders of Allowed Claims in Class 5, plus any shares of New Common Stock which are not granted under the emergence bonus plan set forth in Section IV.B.3.


b)	Section II.A.1.e.ii.B shall be modified as follows:
AB.	Ordinary Course Liabilities
Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Claims for ad valorem property taxes for 2001, will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section III.A.1.a III.A.1.c .@
c)	Section III.C shall be modified as follows:
AC.	Impaired Classes of Claims and Interests

Class 5: (Unsecured Claims). Class 5 is impaired by the Plan. Each holder of an Allowed Class 5 Claim is entitled to vote to accept or reject the Plan.

(i)	Generally.  On the Initial Distribution Date,
each holder of an Allowed Class 5 Claim shall receive from the Unsecured Claims Reserve a percentage of the Reserved Shares equal to the amount of its Allowed Claim divided by the Aggregate Amount of Classes 5 and 6. In addition, on the Initial Distribution Date, to give effect to the Subordination Provisions that exist among holders of Class 5A Claims, holders of Class 5C Claims and holders of Class 6 Claims, each holder of an Allowed Class 5A Claim or an Allowed Class 5C Claim shall receive from the Unsecured Claims Reserve a percentage of the Class 6 Share Allocation equal to the amount of its Allowed Claim divided by the Aggregate Amount of Classes 5A and 5C.


On each Quarterly Distribution Date, each holder of an Allowed Class 5 Claim shall receive from the Unsecured Claims Reserve additional shares of the Reserved Shares such that the total percentage of the distributed Reserved Shares which it has received by such Quarterly Distribution Date equals the percentage appropriate percentage of the distributed Reserved Shares which it received on the Initial Distribution Date, or the first Quarterly Distribution Date after its Claim became an Allowed Claim, as determined by taking into account the total Allowed Claims and pending claim objections at the Quarterly Distribution Date. In addition, on each Quarterly Distribution Date, to give effect to the Subordination Provisions that exist among holders of Class 5A Claims, holders of Class
5C Claims and holders of Class 6 Claims, each holder of an Allowed Class 5A Claim or an Allowed Class 5C Claim shall receive from the Unsecured Claims Reserve additional shares of the Class 6 Share Allocation such that the total percentage of the distributed Class 6 Allocation which it has received by such Quarterly Distribution Date equals the percentage appropriate percentage of the distributed Class 6 Share Allocation which it received on the Initial Distribution Date, or the first Quarterly Distribution Date after its Claim became an Allowed Claim, as determined by taking into account the total Allowed Claims and pending claim objections at the Quarterly Distribution
Date.

(ii)	The Cash-Share Option.  Each holder of an
Allowed Class 5B Claim that affirmatively elects the Cash-Share Option shall receive, in full satisfaction of its Claim:

(A)	cash equal to the amount of its
Allowed Class 5B Claim multiplied by the Class 5B Percentage, no more than half of such payments to be paid on the Initial Distribution Date, or if such Claim is not an Allowed Class 5B Claim on the Initial Distribution Date, on the first Quarterly Distribution Date after such Claim becomes an Allowed Class
5B Claim, with the remainder of such payments to be paid on January 31, 2002 or, if such Claim is not an Allowed Class 5B Claim on that date, the first Quarterly Distribution Date after such Claim becomes an Allowed Class 5B Claim; and

(B)	shares of New Common Stock equal
to (i) the number of shares of New Common Stock which such holder of an Allowed Class 5B Claim would have otherwise received had it not elected the Cash-Share Option minus (ii) the Repurchased Shares, such shares to be distributed on the Initial Distribution Date, or if such Claim is not an Allowed Claim on the Initial Distribution Date, on the first Quarterly Distribution Date after such Claim becomes an Allowed Class 5B Claim.
Upon the date of such distributions, the Repurchased Shares will be retired.

Any amount of the Class 5B Payment not distributed shall be retained by the Reorganized Debtor and shall be property of the Reorganized Debtor, free and clear of all liens and encumbrances


(iii)	Elections for Certain Creditors.  Any
holder of a Class 5B Claim which timely files or has timely filed a proof of claim after the June 29, 2001 voting record date shall be entitled to affirmatively elect to receive the Cash-Share Option or to allow its Claim to be treated as a Class 2 Convenience Claim; provided, however, that such holder of a Class 5B Claim must provide the Reorganized Debtor and their counsel with written notice of such election prior to sixty (60) days after the later of (A) the Effective Date or (B) the date which such holder of a Class 5B Claim files a proof of claim.


d)	Section IV.G shall be modified as follows:
AG.	Release of Liens
Except as otherwise provided in the Plan or in any contract, instrument, release or, other agreement or document entered into or delivered in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens, or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, liens, or other security interests, including any rights to any collateral thereunder, will revert to the Reorganized Debtor and any Reorganized Debtor Subsidiary Entity designated in the Restructuring Transactions and their successors and assigns; provided, however, that nothing herein shall effect any liens or other security interests against the property of any Estate which secure any Tax, and such liens or other security interests which secure any Tax shall continue in effect on and after the Effective
Date. In order to discharge the liens of the Indenture Trustees against the consideration to be distributed to Classes 5C and 6A for the unpaid fees and expenses of the applicable Indenture Trustee, the Reorganized Debtor shall be authorized to pay such unpaid fees and expenses.
Arguments
8. Because the modifications do not materially affect the rights of any creditors, this Court should not require the Debtors to re-solicit the Plan, as modified. Such modifications do not actually create substantive changes to the Plan but merely clarify certain provisions relating to Tax Claims and the process for making distributions to unsecured creditors.

 	WHEREFORE, PREMISES CONSIDERED, the Debtors
respectfully requests that the Court allow the Debtors to modify the Plan as set forth herein without requiring the Debtors to re-solicit the Plan, as modified, and grant such further relief as is just and proper.
Respectfully submitted,
JENKENS & GILCHRIST,
a Professional Corporation
By:/s/Andrew E. Jillson
Andrew E. Jillson
State Bar No. 10666370
Lynnette R. Warman
State Bar No. 20867940
John N. Schwartz
State Bar No. 00797397
1445 Ross Avenue, Suite 3200
Dallas, Texas 75202
Telephone: (214) 855-4500
Telecopy: (214) 855-4300
Email: Lwarman@Jenkens.com
ATTORNEYS FOR THE DEBTORS
AND DEBTORS-IN-POSSESSION